Exhibit (a)(1)(D)

Letter to Brokers and Dealers with Respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Volterra Semiconductor Corporation

at

$23.00 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated August 30, 2013

by

Victory Merger Sub, Inc.

a wholly owned subsidiary of

Maxim Integrated Products, Inc.

THE OFFER WILL EXPIRE AT 9:00 A.M. (NEW YORK CITY TIME) ON SEPTEMBER 30, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER.

August 30, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Victory Merger Sub, Inc., a Delaware corporation (the “Purchaser”), to act as Information Agent in connection with the Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 (“Shares”), of Volterra Semiconductor Corporation, a Delaware corporation (“Volterra” or the “Company”), at a price of $23.00 per Share, net in cash, without interest (less any required withholding taxes) (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 30, 2013 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. The Purchaser is a wholly owned subsidiary of Maxim Integrated Products, Inc., a Delaware corporation (“Maxim”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is, however, conditioned upon (i) the satisfaction of the Minimum Condition (as defined in the Offer to Purchase), (ii) the satisfaction of the Regulatory Condition (as defined in the Offer to Purchase), (iii) the absence of a material adverse effect on Volterra and (iv) certain other customary conditions. See Section 15—“Conditions of the Offer” of the Offer to Purchase.

Enclosed herewith are the following documents:

1.	Offer to Purchase, dated August 30, 2013;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the consideration of your clients;

3.	Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4.	Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to Computershare Inc. (the “Depositary”) by the expiration time of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration time of the Offer;

5.	A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.	Return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER WILL EXPIRE AT 9:00 A.M. (NEW YORK CITY TIME) ON SEPTEMBER 30, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER.

The Offer is being made in connection with the Agreement and Plan of Merger, made and entered into as of August 15, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among the Purchaser, Maxim and Volterra, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Volterra, with Volterra continuing as the surviving corporation (the “Merger”).

VOLTERRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the Volterra Board of Directors (the “Volterra Board”) unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, taken together, are fair to and in the best interests of Volterra and its stockholders, (ii) determined that neither Maxim nor the Purchaser is an “interested stockholder” as defined in Section 203 of the DGCL, (iii) approved the Merger Agreement and the transactions contemplated thereby and resolved that the Merger is governed by Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the acceptance of Shares for payment pursuant to the Offer, (iv) resolved to recommend that the stockholders of Volterra accept the Offer and tender their Shares to the Purchaser pursuant to the Offer and (v) resolved to recommend that the holders of Shares adopt the Merger Agreement if such approval is required by applicable law.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will be deemed to have accepted for payment, and will promptly pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the expiration time of the Offer if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than its financial advisors, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration time of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Purchaser’s expense.

Very truly yours,

GEORGESON INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF THE PURCHASER OR VOLTERRA, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Tender Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Stockholders, Banks and Brokers may call toll-free: (866) 767-8867

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